Exhibit 99.1

Medivation Contacts:	Astellas Contacts:
Patrick Machado	Jenny Kite
Chief Business & Financial Officer	Corporate Communications
(415) 829-4101	(847) 317-5405

Anne Bowdidge	Mike Beyer
Investor Relations	Sam Brown, Inc (media for both companies)
(650) 218-6900	(773) 463-4211

Data from Phase 3 AFFIRM Trial of MDV3100 in Advanced Prostate Cancer to

be Highlighted in Late-Breaking Presentation at ASCO GU

SAN FRANCISCO, CA and TOKYO – January 9, 2012 – Medivation, Inc. (NASDAQ: MDVN) and Astellas Pharma Inc. today announced that data from the Phase 3 AFFIRM trial, evaluating MDV3100 in men with advanced prostate cancer, will be highlighted in a late-breaking oral presentation at the upcoming American Society of Clinical Oncology 2012 Genitourinary Cancers Symposium in San Francisco, CA.

Details of the oral presentation are as follows:

Title: Effect of MDV3100, an androgen receptor signaling inhibitor (ARSI), on overall survival in patients with prostate cancer postdocetaxel: Results from the phase III AFFIRM study

Presenter: Howard I. Scher, M.D., chief, Genitourinary Oncology Service at Memorial-Sloan Kettering Cancer Center, and the co-principal investigator of the AFFIRM study

•	Thursday, February 2 from 10:15-11:45am PT

•	General Session II: Castration-Resistant Prostate Cancer — Treatment Sequencing and Implementation

About the AFFIRM Trial

The Phase 3 AFFIRM trial is a randomized, double-blind, placebo-controlled, multinational trial evaluating MDV3100 (160 mg/day) versus placebo in 1,199 men with advanced prostate cancer who were previously treated with docetaxel-based chemotherapy. In November 2011, the Independent Data Monitoring Committee overseeing the AFFIRM trial informed the companies of positive overall survival results from the planned interim analysis and recommended that the study be stopped early and that all patients who received placebo be offered MDV3100. MDV3100 has been granted Fast Track designation by the FDA for the post-chemotherapy indication.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. Together with its corporate partners Astellas and Pfizer, Medivation currently has investigational drugs in Phase 3 development to treat advanced prostate cancer and mild-to-moderate Alzheimer’s disease. For more information, please visit us at www.medivation.com.

About Astellas Pharma Inc.

Astellas Pharma Inc. is a pharmaceutical company dedicated to improving the health of people around the world through provision of innovative and reliable pharmaceuticals. The organization is committed to becoming a global category leader in Oncology, and has several oncology compounds in development in addition to MDV3100. For more information on Astellas Pharma Inc., please visit our website at www.astellas.com/en.